As filed with the Securities and Exchange Commission on July 13, 2016.

Registration No. 333-180217

Registration No. 333-188942

Registration No. 333-194277

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-180217)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-188942)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-194277)

UNDER

THE SECURITIES ACT OF 1933

Demandware, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0982939
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5 Wall Street

Burlington, Massachusetts 01803

(888) 553-9216

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2004 Stock Option and Grant Plan, as amended

2012 Stock Incentive Plan, as amended

2013 Employee Stock Purchase Plan

(Full Title of the Plans)

Amy E. Weaver

President

5 Wall Street

Burlington, Massachusetts 01803

(888) 553-9216

(Name and Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Burke F. Norton, Esq.

Executive Vice President &

Chief of Corporate and Government Affairs

salesforce.com, inc.

The Landmark @ One Market, Suite 300

San Francisco, California 94105

(415) 901-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

These Post-Effective Amendments, filed by Demandware, Inc., a Delaware corporation (the “Company”), removes from registration all unsold shares of the Company’s common stock, par value $0.01 per share (“Shares”), registered for issuance under each of the below referenced Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission, pertaining to the registration of Shares offered under certain employee benefit and equity plans and agreements.

On July 11, 2016, pursuant to the terms of an Agreement and Plan of Merger by and among the Company, salesforce.com, inc. (“Salesforce”) and Dynasty Acquisition Corp., an indirectly wholly-owned subsidiary of Salesforce (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Salesforce (the “Merger”), at which time the Company’s equity securities ceased to be publicly traded.

As a result of the Merger, the Company has terminated all offerings of its Shares pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

Registration No.	Date Filed With the SEC	Name of Equity Plan	Number of Shares of Common Stock Originally Registered
333-180217	03/19/2012	Demandware, Inc. 2004 Stock Option and Grant Plan, as amended Demandware, Inc. 2012 Stock Incentive Plan, as amended	9,245,445
333-188942	05/30/2013	Demandware, Inc. 2013 Employee Stock Purchase Plan	400,000
333-194277	03/03/2014	Demandware, Inc. 2012 Stock Incentive Plan, as amended	2,905,800

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 13th day of July, 2016.

DEMANDWARE, INC.

By:	/s/ Amy E. Weaver
Amy E. Weaver President and Sole Director